[EXHIBIT 10.1 - AGREEMENT WITH BRIAN TRACY]
                                    AGREEMENT

      AGREEMENT dated as of June 16, 1999 between TrueYou.com Inc., a Delaware corporation the ("Company"), and Brian Tracy ("you").

      This Agreement sets forth the terms of your association with the Company.

      1. The Company hereby acquires from you, and you hereby grant to the Company, the exclusive, perpetual right and license (the "License") to use and modify, in whole or in part, the following materials (collectively, the "Licensed Materials") for Internet use and sales on the Company's Website(s):
(i) the content of the audio tapes and videotapes that are included in the Brian Tracy International Corporate University Catalog (the "Catalog") and (if) other content materials provided by you to the Company under Paragraph 5 below. Such use may include creation of "Accelerated Learning" and "BESTSTEPTM" Modules. In consideration for the License, the Company agrees to Issue to you 100,000 shares of the Company's common stock, to be delivered promptly upon execution of this Agreement. The exclusivity of the License will be subject to currently existing rights of third parties that are listed on Schedule A to this Agreement.

      2. Following the execution of this Agreement, the Company will also issue to you an option to purchase 100,000 shares of its common stock at a price of $1,50/share for a period of 5 years. The options will vest at a rate of 25,000 shares every 90 days. The options will have a "cashless" exercise feature, applicable in the event of a public offering of the Company or the sale of the Company.

      3. You agree to serve as the Company's Director of Content Development. You will also serve as a member of the Board of Directors for at least one year.

      4. Your principal responsibility as Director of Content Development will be to provide content for the Company's personal effectiveness Website on the Internet, including "Accelerated Learning" and "BESTSTEPTM" Modules, consistent with the Company's business plan. You will have the right, upon co-mutation with the Company, to select the specific category of the formulas to be provided, based upon an assessment of which categories have the highest commercial value. Such content will be provided as quickly as possible with the Idea of creating at least 50 Modules by July 31, 1999.

      5. The content provided by you (i.e., the Licensed Materials) will be comprised of Accelerated Learning and BESTSTEPTM Modules (audio and written) (i) developed from existing tapes, videos and other materials currently owned by you (such as those in the Catalog) and (ii) based upon new personal effectiveness formulas developed by you.

      6. You agree to provide your services to the Company in this capacity on en exclusive basis (i.e., you won't license or sell formulas or other Licensed Materials to third parties), subject only to existing agreements with third parties that have been disclosed to the Company. However, you may serve as an employee of, or provide services to, any third party in any manner that does not conflict with the terms of this Agreement.

      7. In consideration for your services to the Company hereunder, you will be paid a royalty of 10% of gross revenues received by the Company through its Website(s) from users of Accelerated Learning, BESTSTEPSTM and other formulas that utilize Licensed Materials provided by you hereunder. In addition, the Company will reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with your services hereunder, including the formatting and the development of Accelerated Learning and BESTSTEPTM Modules. The royalty will be paid to you monthly for so long as you serve as Director of Content Development and for ten years thereafter. The Company will provide monthly statements, together with each royalty payment, that provides a reasonably detailed calculation of the royalty. In addition, you will have the right, upon reasonable notice, to conduct an annual audit of the books and records of the Company which relate to the License and your royalty.
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      8. You will have the right to advertise additional products on the
Company's Website (where the Accelerated Learning and BESTSTEPTM formulas authored by you are being sold), including tapes and videos from the Catalog, provided that they relate to the Company's general business. You and the Company will divide gross revenues from sales of such products on a 50%-50% basis. The Company, through its Website will receive, track and deliver to you all product orders. You will be responsible for all product fulfillment and delivery to customers.

      9. You will also seek to introduce additional content providers to the Company. In the event the Company retains the services of a content provider introduced by you, you and the Company agree to negotiate in good faith a fee or other compensation for your making such introduction.

      10. As soon as the Site is operational you agree to be available on line as a chat room moderato- for two hours/month. The hours will be determined by you based upon your schedule. You will be paid $2,000/month for so long as the Company utilizes your services in such capacity.

      11. You represent and warrant that you are the exclusive owner of the Licensed Materials and have the right to grant the License hereunder. The Company represents and warrants that it has all requisite corporate power and authority to enter into and to carry out and perform its obligations under this Agreement.

      12. You and the Company each represent and warrant that the performance by such party of its obligations under this Agreement does not and will not conflict with or violate any material agreement or instrument binding on such party.

      13. This Agreement will be governed by New York law.

TRUEYOU.COM, INC.


By:   /s/ Alan Gelband                   /s/ Brian Tracy
      ----------------                   ---------------
       Alan Gelband, CEO                   Brian Tracy
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                               CLARIFYING ADDENDUM

      This Clarifying Addendum (the "Addendum"), dated as of May _____, 2000, entered into by and between TrueYou.com, Inc., a Delaware Corporation (the "Company"), and Brian Tracy ("You") (referred to jointly as the "Parties"), is intended to amend and clarify the Agreement dated as of June 16, 1999 between You and the Company (the "Agreement"). The Agreement is attached hereto as Exhibit A.

      The Parties agree to modify the Agreement by executing this Addendum for good and valuable consideration, the receipt and sufficiency of which is acknowledged, and that this Addendum hereby amends and supercedes any contrary provisions in the Agreement.

      1. Section 2 of the Agreement shall hereby be modified, so that the vesting of the final 25,000 options to purchase shares of the Company's Common Stock granted to You pursuant to Section 2 of the Agreement shall be accelerated to the date on which this Addendum is executed, thus completing the vesting of the full 100,000 stock options granted to You under the Agreement at the terms specified in the Agreement.

      2. The Company hereby acknowledges and agrees that You hereby have fulfilled your obligations to the Company in Your role as Director of Content Development pursuant to the Agreement, and that You have also fulfilled your obligations to the Company pursuant to the Agreement to create Accelerated Learning and BESTSTEPS(TM) modules, whether through the use of new material developed by You or by converting your existing material into Accelerated Learning or BESTSTEPS(TM) modules. The Company hereby acknowledges and agrees that the consideration contemplated by this Addendum shall constitute the sole and exclusive remedy for the foregoing, and the Company agrees not to assert or pursue any other remedies, at law or in equity, with respect to the foregoing or otherwise. You acknowledge and agree that You have received all payments, whether made in options, stock, cash, or otherwise, that are due and owing pursuant to the Agreement. Neither Party shall bring any claim against the other for any payments due and owing under the Agreement as of the date of execution of this Addendum. You acknowledge and agree that the consideration contemplated by this agreement shall constitute the sole and exclusive remedy for the foregoing, and You agree not to assert or pursue any other remedies, at law or in equity, with respect to the foregoing or otherwise.

      3. The Agreement between You and the Company does not embrace training programs created by You which are over ten (10) minutes in duration. Any new products You develop are excluded from the Agreement provided that: (1) they are packaged such that each is over ten (10) minutes in duration; and (2) the Company has the non-exclusive right to sell such product on its web site or through any other media. It is also understood that any programs You have developed for the Company's BestSteps(TM) Modules may be sold exclusively by the Company in any medium.

      4. The Company shall have a non-exclusive, perpetual right and license (the "Non-Exclusive License") to purchase, use and modify, in whole or in part, any programs or products, developed by you and sold through any means of distribution (collectively, the "Non-Exclusive Licensed Materials"), including, but without limitation, the Internet, television, radio, mail-order catalogues, and direct-mail solicitation, for the lower of:

            a. The lowest price that the program or product can be purchased through any means of distribution, including, but not limited to the means listed above; or

            b. 30% of the price at which the program or product is offered to retail consumers.

      5. You represent and warrant that you are the exclusive owner of the Non-Exclusive Licensed Materials and have the right to grant the Non-Exclusive License pursuant to this Addendum. The Company represents and warrants that it has all requisite corporate power and authority to enter into and to carry out and perform its obligations under this Addendum.

      6. You and the Company each represent and warrant that the performance by such party of its obligations under this Addendum does not and will not conflict with or violate any material agreement or instrument binding on such party.

      7. Other than as set forth herein, all other terms and provisions of the Agreement shall remain in full force and effect.

      This Addendum is entered into on the date and year first written above.

          TRUEYOU.COM, INC.                               BRIAN TRACY


By: /s/ Alan Gelband                                   /s/ Brian Tracy
   -----------------                                   ---------------
     Its: President                                       Brian Tracy